July 24, 1997

VIA FEDERAL EXPRESS


Sterling G. Williams, Senior V.P.
Northeast Bank
232 Center Street
Auburn, ME  04210

     Re:  Opinion of Borrower's Counsel -
          Letter re Term Loans, Section Legal Opinions

          $400,000 Line of Credit
          $100,000 Term Loan

          $250,000 Line of Credit
          (Community Living Options as co-borrowers)

Dear Mr. Williams:

     Pursuant to the terms and conditions provided in your letters dated July 18, 1997, and in addition to all other requirements more fully described in the loan documents between Northeast Bank (hereinafter referred to as "Lender"), whose address is 232 Center Street, Auburn, Maine 04210, and Acadia National Health Systems, Inc. (hereinafter referred to as "Borrower" or "Acadia"), I hereby inform you as follows:

     1. Acadia is a fully reporting, public corporation as defined by Section 12(g) of the Securities Exchange Act of 1934, duly organized and validly existing and in good standing under the laws of the State of Colorado.

     2. Acadia has all requisite corporate power to execute, acknowledge and deliver the Loan Documents and to perform its obligations therein.

     3. Acadia has duly and validly authorized the execution, delivery, and performance of the Loan Documents and consummation of the transactions contemplated thereby.

     4. The Loan Documents have been duly executed, acknowledged, and delivered by Acadia and are the legal, valid and binding obligations of Acadia, each enforceable against Acadia in accordance with its terms except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

     5. Acadia has taken all corporate action required in order to authorize the execution of the Loan Documents.

     6.The current officers and directors of Acadia, as set forth this 24th day of 1997, are as follows:

               Paul W. Chute,
               CEO and Chairman of the Board

               Jacquelyn J. Magno,
               Vice President, Secretary and Director

               Marise Lebel,
               Treasurer


     7. The authorized capital stock of Acadia consists of 50,000,000 shares of Common Stock, no par value, of which 3,733,987 shares are issued, and all of such issued shares have been duly and validly authorized and issued and are fully paid and non-assessable.

     8. To the best of my knowledge there are no litigation pro ceedings, or governmental investigations or labor disputes pending or threatened against or relating to Acadia, its assets, its properties or businesses.

     9. As to such other matters incident to the issues contemplated in connection with the pledging of assets by Acadia as collateral for the loans (described more fully in the Loan
Documents,) I will provide to the Lender whatever further documents and information the Lender may reasonably request.


                                   Sincerely,




                                   Mark T. Thatcher
                                   Atty. Reg No. 25275


MTT/jet
cc:  Paul W. Chute
     Jacquelyn J. Magno
     Bryan M. Dench, Esq.
     Elaine H. Hackett
     H. Kelly Matzen, Esq.